EXHIBIT 23.1


The Directors
Huntingdon Life Sciences Group plc
Woolley Road
Alconbury
Huntingdon
PE2B 4HS

Attention:  Julian Griffiths

30 March 2001

Our Ref:  LE0008008/SK 1


Dear Sirs:

Form S-8 registration statement

We consent to the inclusion of our report dated March 10, 2000 included in the Huntingdon Life Science Group plc's Annual Report on Form 10-K for the year ended 31 December 1999, which is incorporated by reference into the Form S-8 registration statement no. 333-44712, to be filed on Friday 30 March 2001.

For the avoidance of any doubt we have not yet completed any audit on Huntingdon Life Science Group plc since issuing our audit report and the financial statements for the year ended 31 December 1999.

Yours faithfully,


/s/ Deloitte & Touche
-----------------------------

Deloitte & Touche
Certified Accountants
Cambridge
England